Exhibit 99.1

Certain Information Excerpted from the Company’s Preliminary Offering Memorandum and Disclosed Pursuant to Regulation FD

Disclosure Regarding Forward-Looking Statements

Certain of the discussions and information included in this offering memorandum may constitute “forward-looking statements” within the meaning of the United States federal securities laws. Forward-looking statements are statements that are not historical in nature and may include statements relating to our goals, plans and projections regarding industry and general economic trends, our expected financial position, the expected terms or timeline of the currently contemplated Acquisition (as defined herein), the anticipated cost savings, run-rate synergies, revenue enhancement strategies, operational improvements and other benefits from the Acquisition, results of operations or market position and our business strategy. Such statements can generally be identified by words such as “may,” “target,” “could,” “would,” “will,” “should,” “believe,” “expect,” “anticipate,” “plan,” “intend,” “foresee” and other similar words or phrases. Forward-looking statements may also relate to our expectations and assumptions with respect to, among other things:

•

the declines in sales and service revenue and ongoing disruptions in our operations, the operations of our vehicle and parts manufacturers and other suppliers, vendors and business partners, and the global economy in general due to the COVID-19 pandemic;

•	the expected financial and operational performance of Park Place (as defined herein);

•	our estimated future capital expenditures, including with respect to the operations of Park Place;

•	sales fluctuations to, and changes in our relationships with, key customers, including the customers of Park Place;

•	the seasonally adjusted annual rate of new vehicle sales in the United States;

•	general economic conditions and its expected impact on our revenue and expenses;

•	our expected parts and service revenue due to, among other things, improvements in vehicle technology;

•	our ability to limit our exposure to regional economic downturns due to our geographic diversity and brand mix;

•	manufacturers’ continued use of incentive programs to drive demand for their product offerings;

•	our capital allocation strategy, including as it relates to acquisitions and divestitures, stock repurchases and capital expenditures; and

•	the growth of the brands that comprise our portfolio over the long-term and other factors.

Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual future results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such factors include, but are not limited to:

•

the degree to which declines in sales and service revenue and ongoing disruptions in our operations, the operations of our vehicle and parts manufacturers and other suppliers, vendors and business partners, and the global economy in general due to the COVID-19 pandemic may adversely impact our business, results of operations, financial condition and cash flows;

•

the ability to successfully integrate the operations of Park Place into our existing operations and the diversion of management’s attention from ongoing business and regular business responsibilities to effect such integration;

•	the effects of increased expenses or unanticipated liabilities incurred as a result of, or due to activities related to, the Acquisition;

•	disruption from the Acquisition, making it more difficult to maintain relationships with customers or suppliers of Park Place;

•

changes in general economic and business conditions, including changes in employment levels, consumer demand, preferences and confidence levels, the availability and cost of credit in a rising interest rate environment, fuel prices, levels of discretionary personal income and interest rates;

•

our ability to generate sufficient cash flows, maintain our liquidity and obtain any necessary additional funds for working capital, capital expenditures, acquisitions, stock repurchases, debt maturity payments and other corporate purposes, if necessary or desirable;

•

significant disruptions in the production and delivery of vehicles and parts for any reason, including the COVID-19 pandemic, natural disasters, product recalls, work stoppages or other occurrences that are outside of our control;

•

our ability to execute our automotive retailing and service business strategy while operating under restrictions and best practices imposed or encouraged by governmental and other regulatory authorities;

•	our ability to attract and retain skilled employees;

•	adverse conditions affecting the vehicle manufacturers whose brands we sell, and their ability to design, manufacture, deliver and market their vehicles successfully;

•	changes in the mix, and total number, of vehicles we are able to sell;

•	our outstanding indebtedness and our continued ability to comply with applicable covenants in our various financing and lease agreements, or to obtain waivers of these covenants as necessary;

•	high levels of competition in our industry, which may create pricing and margin pressures on our products and services;

•

our relationships with manufacturers of the vehicles we sell and our ability to renew, and enter into new framework and dealer agreements with vehicle manufacturers whose brands we sell, on terms acceptable to us;

•	the availability of manufacturer incentive programs and our ability to earn these incentives;

•	failure of our management information systems or any security breaches;

•

changes in laws and regulations governing the operation of automobile franchises, including trade restrictions, consumer protections, accounting standards, taxation requirements and environmental laws;

•	changes in, or the imposition of, new tariffs or trade restrictions on imported vehicles or parts;

•	adverse results from litigation or other similar proceedings involving us;

•	our ability to consummate planned mergers, acquisitions and dispositions;

•	any disruptions in the financial markets, which may impact our ability to access capital;

•	our relationships with, and the financial stability of, our lenders and lessors;

•	our ability to execute our initiatives and other strategies;

•	our ability to leverage gains from our dealership portfolio; and

•	in addition to the Acquisition, our ability to successfully integrate businesses we may acquire, or that any business we acquire may not perform as we expected at the time we acquired it.

Many of these factors are beyond our ability to control or predict, and their ultimate impact could be material. Forward-looking statements also include, but are not limited to, those described in “Risk Factors” in this offering memorandum. Forward-looking statements contained herein are made only as of the date they are made, and we assume no obligation to update any forward-looking statements.

Certain Terms Used Herein

When used herein, unless the context requires otherwise, or as specifically described below:

•

The term “2019 Senior Credit Facility” means the 2019 Senior Credit Agreement providing for the Revolving Credit Facility, the New Vehicle Used Floor Plan Facility and the Used Vehicle Floor Plan Facility.

•

The term “Acquisition” means the recently completed acquisition of all of the assets of, and lease of the real property related to, 12 new vehicle dealership franchises, two collision centers and an auto auction comprising the Park Place Dealership group (the acquired assets, collectively, “Park Place”) pursuant to that certain Asset Purchase Agreement (the “Asset Purchase Agreement”), dated as of July 6, 2020, among the Company, certain members of the Park Place dealership group, Park Place Mid-Cities, Ltd., a Texas limited partnership, and the identified principal (collectively, the “Sellers”).

•

The term “Additional Notes” means the additional notes being offered hereby of each series having substantially identical terms as the 4.50% Senior Notes due 2028” and the 4.75% Senior Notes due 2030, respectively.

•

The term “Asset Purchase Agreement” means that certain Asset Purchase Agreement (the “Asset Purchase Agreement”), dated as of July 6, 2020, among the Company, certain members of the Park Place dealership group, Park Place Mid-Cities, Ltd., a Texas limited partnership, and the identified principal (collectively, the “Sellers”).

•	The term “Combined Company” means Asbury Automotive Group, Inc. and its subsidiaries, after giving pro forma effect to the Acquisition.

•	The terms “Company” and “Asbury” refer to Asbury Automotive Group, Inc. and its subsidiaries.

•	The term “F&I” means finance and insurance products.

•	The term “Lexus Greenville Dealership” means the Lexus of Greenville dealership operating in Greenville, South Carolina.

•	The term “Nalley Ford Dealership” means the Nalley Ford dealership operating in Atlanta, Georgia.

•	The term “New Vehicle Floor Plan Facility” means the new vehicle floor plan facility under the 2019 Senior Credit Agreement providing for $1.04 billion of aggregate commitments as of the date hereof.

•

The term “Park Place” means the acquired assets of the Park Place Dealership group, including the acquisition of all of the assets of, and lease of the real property related to, 12 new vehicle dealership franchises, two collision centers and an auto auction comprising the Park Place Dealership group.

•

The term “Seller Notes” means the $150.0 million in aggregate principal amount of 4.00% promissory note due August 2021 and $50.0 million in aggregate principal amount of 4.00% promissory note due February 2022 used to finance the Acquisition.

•

The term “Used Vehicle Floor Plan Facility” means the used vehicle floor plan facility under the 2019 Senior Credit Agreement providing for $160.0 million of aggregate commitments as of the date hereof.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION OF THE COMBINED COMPANY

The unaudited pro forma condensed combined financial statements (referred to as the “pro forma financial statements”) presented below are derived from the historical consolidated financial statements of the Company and Park Place, as adjusted to give effect to the Acquisition and reflect the issuance of the Seller Notes which partly funded the purchase price along with its subsequent redemption from the proceeds of the issuance of the Additional Notes. For additional information related to the Acquisition, see the section of this offering memorandum entitled “Offering Memorandum Summary—Recent Developments—The Acquisition.”

The unaudited pro forma condensed combined balance sheet as of June 30, 2020, assumes that the Acquisition occurred on June 30, 2020.

The unaudited pro forma condensed combined statements of income for the twelve months ended June 30, 2020 and the year ended December 31, 2019, assume that the Acquisition occurred on January 1, 2019.

The following unaudited pro forma condensed combined financial information should be read in conjunction with the following financial statements, all of which are included elsewhere in this offering memorandum:

•	the audited consolidated financial statements of Asbury as of and for the year ended December 31, 2019;

•	the unaudited consolidated financial statements of Asbury as of and for the six months ended June 30, 2020;

•	the audited combined and consolidated financial statements of Park Place as of and for the year ended December 31, 2019; and

•	the unaudited condensed combined and consolidated financial statements of Park Place as of June 30, 2020 and for the six months ended June 30, 2020 and 2019.

The unaudited pro forma condensed combined financial information of the Combined Company gives effect to the divestiture of the Lexus Greenville Dealership because it is directly attributable to the Acquisition but does not give effect to the anticipated disposition of the Nalley Ford Dealership. The unaudited pro forma condensed combined financial information also does not give effect to the repayment of $162.0 million of borrowings under the 2019 Senior Credit Facility subsequent to June 30, 2020.

The pro forma adjustments reported in these financial statements are based upon available information and certain assumptions that the Company’s management believes are reasonable. The unaudited pro forma condensed combined financial information of the Combined Company is presented for informational purposes only and is not intended to represent or be indicative of what the results of operations or financial condition would have been had the Acquisition actually occurred on the dates indicated, nor is it meant to be indicative of future results of operations or financial condition for any future period or as of any future date. The unaudited pro forma condensed combined financial information of the Combined Company should be read in conjunction with “Offering Memorandum Summary— Recent Developments—The Acquisition,” “Risk Factors,” “Use of Proceeds,” “Offering Memorandum Summary—Summary Historical Consolidated Financial Information of Asbury and Unaudited Pro Forma Condensed Combined Financial Information of the Combined Company,” “Offering Memorandum Summary—Summary Historical Consolidated Financial Information of Park Place,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of the Company,” as well as the audited and unaudited historical financial statements and related notes of the Company and Park Place included elsewhere in this offering memorandum.

Assumptions underlying the pro forma adjustments are described in the accompanying notes, which should be read in conjunction with the unaudited pro forma condensed combined financial information of the Combined Company.

ASBURY AUTOMOTIVE GROUP, INC.

Pro Forma Condensed Combined Balance Sheet

As of June 30, 2020

(dollars in millions)

(Unaudited)

	Asbury Automotive Group, Inc.	Park Place	Pro Forma Adjustments		Pro Forma Combined
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$613.2	$33.2	$(523.1)	a, j	$123.3
Contracts-in-transit, net	115.1	24.0	(24.0)	a	115.1
Accounts receivable, net	87.7	23.7	(23.7)	a	87.7
Inventories, net	636.4	145.6	(28.9)	a, b, j	753.1
Assets held for sale	28.7	—	—		28.7
Other current assets	110.6	65.7	(6.7)	a, j, k	169.6

Total current assets	1,591.7	292.2	(606.4)		1,277.5
PROPERTY AND EQUIPMENT, net	922.8	67.8	(43.3)	a, c, j	947.3
OPERATING LEASE RIGHT-OF-USE-ASSETS	90.2	50.2	156.9	a, d	297.3
GOODWILL	206.5	0.3	688.2	e, j	895.0
INTANGIBLE FRANCHISE RIGHTS	113.2	10.7	(22.0)	e, j	101.9
OTHER LONG-TERM ASSETS	10.0	9.6	(9.6)	a	10.0

Total assets	$2,934.4	$430.8	$163.8		$3,529.0

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Floor plan notes payable—trade, net	$57.5	$41.3	$(41.3)	a	$57.5
Floor plan notes payable—non-trade, net	468.7	44.9	56.3	a, g, j	569.9
Current maturities of long-term debt	51.4	25.2	(25.2)	a, g	51.4
Current maturities of operating leases	16.4	18.2	(7.5)	a, d	27.1
Accounts payable and accrued liabilities	299.2	111.7	(46.5)	a, g, j, l	364.4

Total current liabilities	893.2	241.3	(64.2)		1,070.3
LONG-TERM DEBT	1,182.1	26.2	169.8	a, g	1,378.1
OPERATING LEASE LIABILITY	77.6	31.9	163.9	a, d	273.4
DEFERRED INCOME TAXES	24.7	—	—		24.7
OTHER LONG-TERM LIABILITIES	43.7	3.7	(3.7)	a	43.7
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS’ EQUITY:

Total shareholders’ equity	713.1	127.7	(102.0)	h, j	738.8

Total liabilities and shareholders’ equity	$2,934.4	$430.8	$163.8		$3,529.0

ASBURY AUTOMOTIVE GROUP, INC.

Pro Forma Condensed Combined Statements of Income

For the Twelve Months Ended June 30, 2020

(dollars in millions, except per share data)

(Unaudited)

	Asbury Automotive Group, Inc.		Park Place
	For the Six Months Ended June 30, 2020	For the Six Months Ended December 31, 2019	For the Six Months Ended June 30, 2020	For the Six Months Ended December 31, 2019	Pro Forma Adjustments		Pro Forma Combined
REVENUE:
New vehicle	$1,583.9	$2,026.3	$316.3	$439.8	$(40.6)	j	$4,325.7
Used vehicle	940.7	1,088.1	248.6	292.9	(31.7)	j	2,538.6
Parts and service	390.8	457.3	114.5	134.2	(11.0)	j	1,085.8
Finance and insurance, net	137.0	164.3	14.0	14.7	(2.3)	j	327.7
Other	—	—	1.8	2.2	—		4.0

TOTAL REVENUE	3,052.4	3,736.0	695.2	883.8	(85.6)		8,281.8
COST OF SALES:
New vehicle	1,508.9	1,943.0	292.1	408.4	(37.8)	j	4,114.6
Used vehicle	872.9	1,024.4	232.2	275.5	(29.8)	j	2,375.2
Parts and service	155.4	173.9	50.8	58.7	(5.3)	j	433.5
Other	—	—	0.3	0.3	—		0.6

TOTAL COST OF SALES	2,537.2	3,141.3	575.4	742.9	(72.9)		6,923.9

GROSS PROFIT	515.2	594.7	119.8	140.9	(12.7)		1,357.9
OPERATING EXPENSES:
Selling, general, and administrative	346.9	408.1	96.2	101.2	(5.3)	d, j	947.1
Depreciation and amortization	19.2	18.6	5.5	5.8	(8.2)	c, j	40.9
Franchise rights impairment	23.0	7.1	—	—	—		30.1
Other operating (income) expense, net	8.9	(0.4)	(0.3)	—	0.5	j	8.7

INCOME FROM OPERATIONS	117.2	161.3	18.4	33.9	0.3		331.1
OTHER EXPENSES (INCOME):
Floor plan interest expense	11.1	17.2	1.4	2.6	(2.9)	i, j	29.4
Other interest expense, net	28.8	27.4	2.0	2.3	7.7	i, j	68.2
Loss on extinguishment of long-term debt, net	20.6	—	—	—	$—		20.6
Gain on divestiture	(33.7)	—	—	—	(25.7)	j	(59.4)

Total other expenses, net	26.8	44.6	3.4	4.9	(20.9)		58.8

INCOME BEFORE INCOME TAXES	90.4	116.7	15.0	29.0	21.2		272.3
Income tax expense	21.3	28.1	0.7	0.3	5.3	f	55.7

NET INCOME	$69.1	$88.6	$14.3	$28.7	$15.9		$216.6

EARNINGS PER SHARE:
Basic—
Net income	$3.60	$4.64					$11.28

Diluted—
Net income	$3.58	$4.59					$11.22

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	19.2	19.1					19.2
Restricted stock	—	0.1					—
Performance share units	0.1	0.1					0.1

Diluted	19.3	19.3					19.3

ASBURY AUTOMOTIVE GROUP, INC.

Pro Forma Condensed Combined Statements of Income

For the Year Ended December 31, 2019

(dollars in millions, except per share data)

(Unaudited)

	Asbury Automotive Group, Inc.	Park Place
	For the Year Ended December 31, 2019	For the Year Ended December 31, 2019	Pro Forma Adjustments		Pro Forma Combined
REVENUE:
New vehicle	$3,863.3	$819.8	$(43.5)	j	$4,639.6
Used vehicle	2,131.6	587.5	(31.4)	j	2,687.7
Parts and service	899.4	265.4	(10.8)	j	1,154.0
Finance and insurance, net	316.0	28.9	(2.3)	j	342.6
Other	—	4.3	—		4.3

TOTAL REVENUE	7,210.3	1,705.9	(88.0)		8,828.2
COST OF SALES:
New vehicle	3,703.8	759.3	(40.3)	j	4,422.8
Used vehicle	1,997.5	551.5	(29.4)	j	2,519.6
Parts and service	340.1	116.7	(5.5)	j	451.3
Other	—	0.6	—		0.6

TOTAL COST OF SALES	6,041.4	1,428.1	(75.2)		7,394.3

GROSS PROFIT	1,168.9	277.8	(12.8)		1,433.9
OPERATING EXPENSES:
Selling, general, and administrative	799.8	200.2	(9.2)	d, j	990.8
Depreciation and amortization	36.2	11.7	(8.6)	c, j	39.3
Franchise rights impairment	7.1	—	—		7.1
Other operating (income) expense, net	0.8	(0.1)	0.5	j	1.2

INCOME FROM OPERATIONS	325.0	66.0	4.5		395.5
OTHER EXPENSES (INCOME):
Floor plan interest expense	37.9	6.2	(5.1)	i, j	39.0
Other interest expense, net	54.9	4.7	7.2	i, j	66.8
Gain on divestiture	(11.7)	—	(25.7)	j	(37.4)

Total other expenses, net	81.1	10.9	(23.6)		68.4

INCOME BEFORE INCOME TAXES	243.9	55.1	28.1		327.1
Income tax expense	59.5	1.0	7.0	f	67.5

NET INCOME	$184.4	$54.1	$21.1		$259.6

EARNINGS PER SHARE:
Basic—
Net income	$9.65				$13.59

Diluted—
Net income	$9.55				$13.45

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	19.1				19.1
Restricted stock	0.1				0.1
Performance share units	0.1				0.1

Diluted	19.3				19.3

1.	Basis of Presentation

The unaudited pro forma condensed combined financial information includes pro forma adjustments that are (1) directly attributable to the Acquisition, (2) factually supportable, and (3) with respect to the unaudited pro forma condensed combined statements of income, expected to have a continuing impact on the operating results of the combined company.

The acquisition of Park Place is accounted for as a business combination using the acquisition method of accounting under ASC Topic 805, Business Combinations. Under the acquisition method of accounting, the purchase price is allocated to the underlying tangible and intangible assets acquired and liabilities assumed based on their respective fair values at the date of acquisition, with any excess purchase price allocated to goodwill. To date, the Company has made a preliminary allocation of the purchase price to the assets acquired and liabilities assumed in the Acquisition, and will complete the allocation of such purchase price as further information becomes available. The final purchase price allocation may differ from that reflected in the following unaudited pro forma condensed combined financial statements, and these differences may be material.

The unaudited pro forma condensed combined consolidated balance sheet as of June 30, 2020, assumes that the Acquisition, the divestiture of Lexus Greenville Dealership and issuance of the Additional Notes (collectively, the “Transactions”) occurred on June 30, 2020.

The unaudited pro forma condensed combined statements of income for the twelve months ended June 30, 2020 and the year ended December 31, 2019, assume that the Transactions occurred on January 1, 2019.

The pro forma adjustments reported in these financial statements are based upon available information and certain assumptions that the Company’s management believes are reasonable. The unaudited pro forma condensed combined financial information is presented for informational purposes only and is not intended to represent or be indicative of what the results of operations or financial condition would have been had the Transactions actually occurred on the dates indicated, nor is it meant to be indicative of future results of operations or financial condition for any future period or as of any future date. The unaudited pro forma condensed combined financial information of the Combined Company should be read in conjunction with “Offering Memorandum Summary— Recent Developments—The Acquisition,” “Offering Memorandum Summary—Recent Developments,” “Offering Memorandum Summary—Summary Historical Consolidated Financial Information of Asbury and Unaudited Pro Forma Condensed Combined Financial Information of the Combined Company,” “Offering Memorandum Summary—Summary Historical Consolidated Financial Information of Park Place,” “Risk Factors,” “Use of Proceeds,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of the Company,” as well as the audited and unaudited historical financial statements and related notes of the Company and the Park Place business included elsewhere in this offering memorandum.

Assumptions underlying the pro forma adjustments are described in the accompanying notes, which should be read in conjunction with the unaudited pro forma condensed combined financial information.

2.	Sources of Purchase Price

The Company acquired Park Place, including goodwill and franchise rights intangible assets, certain leasehold improvements, and parts and fixed assets, in each case subject to certain adjustments described in the Asset Purchase Agreement. The purchase price was approximately $889.9 million excluding transaction fees and expenses related to the Acquisition. The source of preliminary purchase consideration is as follows:

(dollars in millions)
Cash	$527.4
Seller Notes	200.0
New Vehicle Floor Plan Facility	127.5
Used Vehicle Floor Plan Facility	35.0

Preliminary Purchase Price	$889.9

3.	Purchase Price Allocation

Under the acquisition method of accounting, the purchase price is allocated to the tangible and intangible assets acquired and liabilities assumed based on information currently available. The following table summarizes the allocation of the estimated purchase price based on preliminary estimates of fair value:

(dollars in millions)
Assets Acquired and Liabilities assumed
Inventories	$121.4
Other current assets	61.1
Property and equipment	24.7
Goodwill and intangible assets	691.5
Operating lease right-of-use assets	207.1

Total assets acquired	1,105.8

Operating lease liabilities	(206.5)
Other liabilities	(9.4)

Total liabilities assumed	(215.9)

Net assets acquired	$889.9

The fair value of property, plant and equipment acquired is summarized below:

	Fair value (dollars in millions)	Estimated useful life
Land	$—	N/A
Buildings	—	30-40 years
Leasehold improvements	13.1	Lesser of remaining lease term or life of asset
Construction in progress	1.7	N/A
Furniture, fixtures & equipment	9.9	3-10 years

	$24.7

The final purchase price allocation will be determined once the Company has completed the detailed valuations and necessary calculations related to the Acquisition.

The estimated fair values of assets acquired and liabilities assumed were based upon preliminary analysis performed for the preparation of the pro forma financial information and are subject to the final valuations that are in the process of being completed and finalized. These estimates and assumptions are subject to change within the measurement period as additional information is obtained. A decrease in the fair value of the assets acquired or liabilities assumed in the Acquisition from the preliminary valuations presented would result in a dollar-for-dollar corresponding increase in the amount of goodwill resulting from the Acquisition. In addition, if the value of the property and equipment and other intangible assets is higher than the amount included in these unaudited pro forma condensed combined financial statements, it may result in higher depreciation and amortization expense than is presented herein. Any such increases could be material, and could result in the Company’s actual future financial condition or results of operations differing materially from that presented herein. As a result, the final purchase price allocation may differ materially from the preliminary purchase price allocation.

4.	Reclassifications

Upon consummation of the Acquisition, accounting policies were conformed to those of the Company. The Company has identified preliminary adjustments to the presentation of the historical financial statements of Park Place to those of the Company based upon currently available information and assumptions management believes to be reasonable. The following reclassifications were made in order to conform with the corresponding treatment for the Company’s financial reporting:

•

Courtesy vehicles, net of $58.3 million, and contract asset receivables of $3.2 million, as of June 30, 2020, were reclassified to other current assets. Contract asset receivables are reflected in receivables, net in the historical financial statements of Park Place.

•

Floor plan notes payable-trade, and floor plan notes payable-non-trade, related to courtesy vehicles, of $41.6 million and $17.1 million, respectively, as of June 30, 2020, were reclassified to accounts payable and accrued liabilities.

•	The following amounts of sales and cost of sales are presented in the categories shown below to align with the Company’s presentation:

	For the Six Months Ended June 30, 2020	For the Six Months Ended December 31, 2019	For the Year Ended December 31, 2019
	(dollars in millions)
REVENUE:
New vehicle	316.3	439.8	819.8
Used vehicle	248.6	292.9	587.5
Parts and service	114.5	134.2	265.4
Finance and insurance, net	14.0	14.7	28.9
Other	1.8	2.2	4.3
COST OF SALES:
New vehicle	292.1	408.4	759.3
Used vehicle	232.2	275.5	551.5
Parts and service	50.8	58.7	116.7
Other	0.3	0.3	0.6

•

The following line items were reclassified to selling, general and administrative expenses for the six months ended June 30, 2020, the six months ended December 31, 2019, and the year ended December 31, 2019: variable selling expense, advertising expense, personnel expense, management fee expense, deferred compensation expense, profits interest obligation expense, fixed expense (excluding the amounts reclassified to depreciation and amortization described below), and semi-fixed expense (excluding the amounts reclassified to other interest expense, net described below).

•

Interest income on the floor plan offset facility for the six months ended June 30, 2020, the six months ended December 31, 2019, and the year ended December 31, 2019, respectively, was reclassified to floor plan interest expense.

•

Floor plan interest expense on courtesy vehicles of $1.1 million, $1.3 million, and $2.7 million for the six months ended June 30, 2020, the six months ended December 31, 2019, and the year ended December 31, 2019, respectively, was reclassified from semi-fixed expense to other interest expense, net.

•

$5.5 million, $5.8 million, and $11.7 was reclassified from fixed expenses to depreciation and amortization for the six months ended June 30, 2020, the six months ended December 31, 2019, and the year ended December 31, 2019, respectively.

Management of the Company is currently in the process of conducting a more detailed review of accounting policies used in the historical financial statements of Park Place to determine if differences in accounting policies require any further reclassification to conform to the Company’s accounting policies and classifications. As a result, we may identify additional differences between the accounting policies of the two companies that, when conformed, could have a material impact on these unaudited pro forma condensed combined financial statements.

5.	Pro forma adjustments

The pro forma adjustments set forth in the unaudited pro forma condensed combined financial information reflect the following:

a.	The elimination of assets and liabilities not assumed in connection with the Acquisition.

b.	The elimination of inventory not assumed in the Acquisition and recording the preliminary fair value estimate of inventory acquired.

c.	The preliminary estimated fair value of property and equipment acquired and related depreciation expense.

d.	The right-of-use asset and lease liabilities for operating leases entered into and assumed in the Acquisition and related rent expense.

e.	The preliminary estimate of fair value of intangible assets and goodwill arising from the Acquisition less the adjustment to remove Park Place’s historical goodwill and intangible assets.

f.	The income tax effect of the pro forma adjustments reflected in the Condensed and Combined Statements of Income.

g.

Changes in indebtedness assumed to be incurred in connection with the Acquisition include (1) issuance of $250.0 million related to the Additional Notes, (2) drawdowns of $127.5 million under the New Vehicle Floor Plan Facility and $35.0 million under the Used Vehicle Floor Plan Facility (3) repayment of $50.0 million under the 2019 Senior Credit Facility and (3) redemption of $200.0 million Seller Notes assumed upon the consummation of the Acquisition.

h.	The equity impact of the elimination of historical equity balances of Park Place.

i.

Changes in interest expense resulting from the $250.0 million issuance of the Additional Notes, and drawdowns from the New Vehicle Floor Plan Facility and Used Vehicle Floor Plan Facility including amortization of estimated debt issuance costs, and resulting interest expense not incurred on the indebtedness of Park Place not assumed by the Company in the Transactions. The $200.0 million Seller Notes incurred in connection with the Acquisition is assumed to be redeemed on June 30, 2020 from the proceeds from the issuance of the Additional Notes. See “Offering Memorandum Summary—Recent Developments—The Acquisition” and “Description of Other Indebtedness.”

j.	Adjustments related to the divestiture of the Lexus Greenville dealership.

k.	The recording of the preliminary fair value estimate of courtesy vehicles and contract asset receivables acquired.

l.	The recording of assumed accrued liabilities.

Risk Factors

Risks Related to the Business

The novel coronavirus disease (COVID-19) global pandemic has had and is expected to continue to have a material adverse impact on our business, financial condition and results of operations.

The COVID-19 global pandemic has negatively impacted the global economy, disrupted consumer spending and global supply chains, and created significant volatility and disruption of financial markets. We expect the COVID-19 global pandemic to have a material adverse impact on our business, our results of operations, financial condition and liquidity. The extent of the impact of the COVID-19 global pandemic on our business, such as our ability to execute our near-term and long-term business strategies and initiatives in the expected time frame, will depend on uncertain and unpredictable future developments, including the duration and scope of the pandemic.

As a result of the COVID-19 global pandemic, and in response to government mandates or recommendations, such as “shelter-in-place” and self-quarantines, as well as decisions we have made to protect the health and safety of our employees, consumers and communities, we have modified our business practices, including implementing reduced hours at certain of our dealerships, developing social distancing plans, restricting employee travel, limiting physical participation in meetings, and cancelling events and industry and other conferences. As a result of the government mandates and recommendations, our dealerships, including our parts and services businesses, are not operating at capacity, resulting in a loss of sales and profits. Additionally, the closures of, and/or reduced availability of services from, the department of motor vehicles in various states have and will continue to have an adverse effect on our ability to obtain license plates for our fleet and our customers and perfect liens on sold vehicles, as well as on our customers’ ability to obtain valid driver licenses. All of these factors present challenges to our operations, which could adversely affect our business, results of operations and financial condition. We are presently considered an essential business, but we may face future operational restrictions or challenges that may limit operations or require us to further restrict access to or close dealerships due to, among other factors, evolving and increasingly stringent governmental restrictions, including public health directives, quarantine policies, social distancing measures or positive diagnoses for COVID-19 among our employees at certain dealership locations.

Any significant reduction in consumer visits to, or spending at, our dealerships caused by COVID-19, would result in a loss of sales and profits and other material adverse effects. Self-quarantine or “shelter-in-place” mandates may reduce customer visits to our dealerships. We also expect consumer fears about contracting the virus to continue, which may further reduce traffic to our dealerships. Consumer spending generally may also be negatively impacted by general macroeconomic conditions and consumer confidence, including the impacts of any recession, resulting from the COVID-19 global pandemic. For example, COVID-19 has resulted in employee furloughs and increased unemployment across the United States, thereby reducing consumer demand for our products and services, as well as the number of consumers who would qualify for an extension of credit for a vehicle purchase or a lease, either on favorable terms or at all. All of these factors are expected to negatively impact sales and profitability.

Our profitability is, to a great extent, dependent on various aspects of vehicle manufacturers’ operations. As a result of market conditions caused by COVID-19, certain vehicle manufacturers and other suppliers have ceased or slowed production of new vehicles, parts and other supplies. We cannot predict with any certainty how long these production slowdowns in the automotive retail industry will persist and when normalized production will resume at these manufacturers. This disruption in our supply network has negatively impacted, and will continue to impact, our ability to maintain a desirable mix of popular new vehicles and parts that consumers demand at the time and in the volumes desired, all of which would adversely impact our revenues.

The effects of the COVID-19 global pandemic on the operating results of our business have resulted in a $23.0 million non-cash impairment charge related to our intangible manufacturer franchise rights assets in the first quarter of 2020; these may result in additional impairment charges in the future, which could adversely affect our future operating results. Our principal intangible assets are goodwill and our rights under our franchise agreements with vehicle manufacturers. Goodwill and franchise rights are subject to impairment assessments at least annually or more frequently when events or changes in circumstances indicate that an impairment may have occurred. The COVID-19 global pandemic has resulted in a significant decrease in our market capitalization and profitability, heightening the risk of impairment. We may be required to record additional impairment charges if the COVID-19 global pandemic continues, and we cannot accurately predict the amount and timing of any additional impairment charge at this time; however, any such impairment charge could have an adverse effect on our results of operations and stockholders’ equity.

In addition, the impact of the COVID-19 global pandemic on macroeconomic conditions may impact the proper functioning of financial and capital markets, foreign currency exchange rates, commodity prices and interest rates. Even after the COVID-19 global pandemic has subsided, we may continue to experience adverse impacts to our business as a result of an economic recession or depression that has occurred or may occur in the future. The continued disruption of global financial markets as a result of the COVID-19 global pandemic could have a negative impact on our ability to access capital in the future.

As information regarding the duration and severity of the COVID-19 global pandemic is rapidly evolving, the extent of its impact on our business is highly uncertain and difficult to predict. At this moment, we cannot reasonably estimate the duration and severity of the COVID-19 global pandemic, or the overall impact it may have on our business. Even after the COVID-19 global pandemic has subsided, we may continue to experience adverse impacts to our business as a result of increased unemployment and any economic recession or depression that has occurred or may occur in the future. Any of these events could amplify the other risks and uncertainties described below and could materially adversely affect our business, financial condition, results of operations and/or stock price.

The Acquisition creates numerous risks and uncertainties which could adversely affect our business and results of operations.

After consummation of the Acquisition, we will have significantly more sales, assets and employees than we did prior to the Acquisition. The integration process will require us to expend significant capital and significantly expand the scope of our operations and financial systems. Our management will be required to devote a significant amount of time and attention to the process of integrating the operations of our business with that of Park Place. There is a significant degree of difficulty and management involvement inherent in that process.

These difficulties include:

•	integrating the operations of Park Place during the pandemic while carrying on the ongoing operations of our business;

•	managing a significantly larger company than before consummation of the Acquisition;

•

the possibility of faulty assumptions underlying our expectations regarding the (i) integration process, including, among other things, unanticipated delays, costs or inefficiencies, and (ii) retention of key employees;

•	the effects of unanticipated liabilities;

•	operating a more diversified business;

•	integrating two separate business cultures, which may prove to be incompatible;

•	attracting and retaining the necessary personnel associated with the business of Park Place;

•	creating uniform standards, controls, procedures, policies and information systems and controlling the costs associated with such matters; and

•	integrating information, purchasing, accounting, finance, sales, billing, payroll and regulatory compliance systems.

As a private company, Park Place was not required to obtain an audit of its internal control over financial reporting or otherwise have such internal control assessed, except to the extent required in connection with audits pursuant to GAAP; however, following the consummation of the Acquisition, the financial systems of Park Place are being integrated into our financial systems and subject to the internal control audit required with respect to the Company as a public company.

If any of these factors limits our ability to integrate Park Place into our operations successfully or on a timely basis, the expectations of future results of operations, including certain run-rate synergies expected to result from the Acquisition, might not be met. As a result, we may not be able to realize the expected benefits that we seek to achieve from the Acquisition, which could also affect our ability to service our debt obligations. In addition, we may be required to spend additional time or money on integration that otherwise would be spent on the development and expansion of our business, including efforts to further expand our product portfolio.

We may be unable to realize the anticipated cost savings or operational improvements or may incur additional and/or unexpected costs in order to realize them.

There can be no assurance that we will be able or realize the anticipated cost savings or operational improvements from the Acquisition in the anticipated amounts or within the anticipated timeframes or costs expectations or at all. We are implementing a series of cost savings initiatives at the Combined Company that we expect to result in recurring, annual run-rate cost savings. We expect to incur one-time, non-recurring costs to achieve such synergies.

These or any other cost savings or operational improvements that we realize may differ materially from our estimates. We cannot provide assurances that these anticipated savings will be achieved or that our programs and improvements will be completed as anticipated or at all. In addition, any cost savings that we realize may be offset, in whole or in part, by reductions in revenues or through increases in other expenses.

Failure to realize the expected cost savings and operating synergies related to the Acquisition could result in increased costs and have an adverse effect on the Combined Company’s financial results and prospects.

As part of the Acquisition, we assumed certain liabilities of Park Place. There may be liabilities that we failed or were unable to discover in the course of performing due diligence investigations into Park Place. In addition, as Park Place is integrated, we may learn additional information about Park Place, such as unknown or contingent liabilities or other issues relating to the operations of Park Place. Any such liabilities or issues, individually or in the aggregate, could have a material adverse effect on our business, financial condition and results of operations. Under the Asset Purchase Agreement, the sellers will be liable for certain breaches of representations, warranties and covenants but our recovery may be contingent upon the aggregate damages arising out of any such breaches exceeding specified dollar thresholds and is subject to other time-based and monetary-based limitations. Accordingly, we may not be able to enforce certain claims against the sellers with respect to liabilities of Park Place.

The automotive retail industry is sensitive to unfavorable changes in general economic conditions and various other factors that could affect demand for our products and services, which could have a material adverse effect on our business, our ability to implement our strategy and our results of operations.

Our future performance will be impacted by general economic conditions including: changes in employment levels; consumer demand, preferences and confidence levels; the availability and cost of credit; fuel prices; levels of discretionary personal income; and interest rates. We also are subject to economic, competitive, and other conditions prevailing in the various markets in which we operate, even if those conditions are not prominent nationally.

Retail vehicle sales are cyclical and historically have experienced periodic downturns characterized by oversupply and weak demand, which could result in a need for us to lower the prices at which we sell vehicles, which would reduce our revenue per vehicle sold and our margins. Additionally, a shift in consumer’s vehicle preferences driven by pricing, fuel costs or other factors may have a material adverse effect on our revenues, margins and results of operations.

Changes in general economic conditions may make it difficult for us to execute our business strategy. In such an event, we may be required to enter into certain transactions in order to generate additional cash, which may include, but not be limited to, selling certain of our dealerships or other assets or increasing borrowings under our existing, or any future, credit facilities. There can be no assurance that, if necessary, we would be able to enter into any such transactions in a timely manner or on reasonable terms, if at all. Furthermore, in the event we were required to sell dealership assets, the sale of any material portion of such assets could have a material adverse effect on our revenue and profitability.

Adverse conditions affecting one or more of the vehicle manufacturers with which we hold franchises or their inability to deliver a desirable mix of vehicles that our consumers demand, could have a material adverse effect on our business, results of operations, financial condition and cash flows.

Historically, we have generated most of our revenue through new vehicle sales, and new vehicle sales also tend to lead to sales of higher-margin products and services, such as finance and insurance products and vehicle-related parts and service. As a result, our profitability is dependent to a great extent on various aspects of vehicle manufacturers’ operations, many of which are outside of our control. Our ability to sell new vehicles is dependent on manufacturers’ ability to design and produce, and willingness to allocate and deliver to our dealerships, a desirable mix of popular new vehicles that consumers demand. Popular vehicles may often be difficult to obtain from manufacturers for a number of reasons, including the fact that manufacturers generally allocate their vehicles to dealerships based on sales history and capital expenditures associated with such dealerships. Further, if a manufacturer fails to produce desirable vehicles or develops a reputation for producing undesirable vehicles or produces vehicles that do not comply with applicable laws or government regulations, and we own dealerships which sell that manufacturer’s vehicles, our revenues from those dealerships could be adversely affected as consumers shift their vehicle purchases away from that brand.

Although we seek to limit our dependence on any one vehicle manufacturer, there can be no assurance the brand mix allocated and delivered to our dealerships by the manufacturers will be appropriate or sufficiently diverse, to protect us from a significant decline in the desirability of vehicles manufactured by a particular manufacturer or disruptions in a manufacturer’s ability to produce vehicles. For the six months ended June 30, 2020, manufacturers representing 5% or more of our revenues from new vehicle sales were as follows:

Manufacturer (Vehicle Brands):	% of Total New Vehicle Revenues
American Honda Motor Co., Inc. (Honda and Acura)	22%
Toyota Motor Sales, U.S.A., Inc. (Toyota and Lexus)	19%
Ford Motor Company (Ford and Lincoln)	11%
Nissan North America, Inc. (Nissan and Infiniti)	8%
Mercedes-Benz USA, LLC (Mercedes-Benz, smart and Sprinter)	8%
BMW of North America, LLC (BMW and Mini)	6%

Similar to automotive retailers, vehicle manufacturers may be affected by the long-term U.S. and international economic climate. In addition, we remain vulnerable to other matters that may impact the manufacturers of the vehicles we sell, many of which are outside of our control, including: (i) changes in their respective financial condition; (ii) changes in their respective marketing efforts; (iii) changes in their respective reputation; (iv) manufacturer and other product defects, including recalls; (v) changes in their respective management; (vi) disruptions in the production and delivery of vehicles and parts due to natural disasters or other reasons; and (vii) issues with respect to labor relations. Our business is highly dependent on consumer demand and brand preferences for our manufacturers products. Manufacturer recall campaigns are a common occurrence that have accelerated in frequency and scope. Manufacturer recall campaigns could adversely affect our new and used vehicle sales or customer residual trade-in valuations, could cause us to temporarily remove vehicles from our inventory, could force us to incur increased costs, and could expose us to litigation and adverse publicity related to the sale of recalled vehicles, which could have a material adverse effect on our business, results of operations, financial condition and cash flows. Vehicle manufacturers that produce vehicles outside of the U.S. are subject to additional risks including changes in quotas, tariffs or duties, fluctuations in foreign currency exchange rates, regulations governing imports and the costs related thereto, and foreign governmental regulations.

Adverse conditions that materially affect a vehicle manufacturer and its ability to profitably design, market, produce or distribute desirable new vehicles could in turn materially adversely affect our ability to (i) sell vehicles produced by that manufacturer, (ii) obtain or finance our new vehicle inventories, (iii) access or benefit from manufacturer financial assistance programs, (iv) collect in full or on a timely basis any amounts due therefrom, and/or (v) obtain other goods and services provided by the impacted manufacturer. In addition, we depend on manufacturers’ ability to design, produce, and supply parts to us and any failure to do so could have a material adverse effect on our parts and services business. Our business, results of operations, financial condition, and cash flows could be materially adversely affected as a result of any event that has an adverse effect on any vehicle manufacturer.

In addition, if a vehicle manufacturer’s financial condition worsens and it seeks protection from creditors in bankruptcy or similar proceedings, or otherwise under the laws of its jurisdiction of organization, (i) the manufacturer could seek to terminate or reject all or certain of our franchises, (ii) if the manufacturer is successful in terminating all or certain of our franchises, we may not receive adequate compensation for those franchises, (iii) our cost to obtain financing for our new vehicle inventory may increase or no longer be available from such manufacturer’s captive finance subsidiary, (iv) consumer demand for such manufacturer’s products could be materially adversely affected, especially if costs related to improving such manufacturer’s financial condition are factored into the price of its products, (v) there may be a significant disruption in the availability of consumer credit to purchase or lease that manufacturer’s vehicles or negative changes in the terms of such financing, which may negatively impact our sales, or (vi) there may be a reduction in the value of receivables and inventory associated with that manufacturer, among other things. The occurrence of any one or more of these events could have a material adverse effect on our business, results of operations, financial condition, and cash flows.

Furthermore, the automotive manufacturing supply chain spans the globe. As such, supply chain disruptions resulting from natural disasters, adverse weather and other events may affect the flow of vehicle and parts inventories to us or our manufacturing partners. For example, in early 2020, the outbreak of a novel coronavirus in Wuhan, China led to quarantines of a significant number of Chinese cities and widespread disruptions to travel and economic activity in that region and other countries. Until such time as the coronavirus is contained, the outbreak may lead to quarantines of additional cities or regions, including cities or regions in the United States, which may lead us to experience disruptions in the (i) supply of vehicle and parts inventories, (ii) ability and willingness of our customers to visit our stores to purchase products or service their vehicles and (iii) overall health of our labor force. At this time, it is unclear what effect, if any, the outbreak and resulting disruptions may have on the automotive manufacturing vehicle and parts supply chain, the health of our labor force and the ability and willingness of our customers to visit our stores to purchase products or service their vehicles. Such disruptions could have a material adverse effect on our business, results of operations, financial condition, and cash flows.

Our outstanding indebtedness, ability to incur additional debt and the provisions in the agreements governing our debt, and certain other agreements, could have a material adverse effect on our business, financial condition, results of operations and cash flows.

As of June 30, 2020, after giving pro forma effect to the Acquisition, this offering and the use proceeds contemplated hereby, we would have had total debt of $1,429.5 million, which excludes total floor plan notes payable of $627.4 million and debt issuance costs. We have the ability to incur substantial additional debt in the future to finance, among other things, acquisitions, working capital and capital expenditures, subject in each case to the restrictions contained in our debt instruments and other agreements existing at the time such indebtedness is incurred.

Our debt service obligations could have important consequences to us for the foreseeable future, including the following: (i) our ability to obtain additional financing for acquisitions, capital expenditures, working capital or other general corporate purposes may be impaired; (ii) a substantial portion of our cash flow from operating activities must be dedicated to the payment of principal and interest on our debt, thereby reducing the funds available to us for our operations and other corporate purposes; (iii) some of our borrowings are and will continue to be at variable rates of interest, which exposes us to risks of interest rate increases; and (iv) we may be or become substantially more leveraged than some of our competitors, which may place us at a relative competitive disadvantage and make us more vulnerable to changes in market conditions and governmental regulations.

In addition to our ability to incur additional debt in the future, there are operating and financial restrictions and covenants, such as leverage covenants, in certain of our debt and mortgage agreements, including the agreement governing our 2019 Senior Credit Facility and our mortgage agreements and related mortgage guarantees, as well as certain other agreements to which we are a party that may adversely affect our ability to finance our future operations or capital needs or to pursue certain business activities. These limit, among other things, our ability to incur certain additional debt, create certain liens or other encumbrances and make certain payments (including dividends and repurchases of our common stock and for investments). Certain of these agreements also require us to maintain compliance with certain financial ratios.

Our failure to comply with any of these covenants in the future could constitute a default under the relevant agreement, which could, depending on the relevant agreement, (i) entitle the creditors under such agreement to terminate our ability to borrow under the relevant agreement and accelerate our obligations to repay outstanding borrowings; (ii) require us to repay those borrowings; (iii) entitle the creditors under such agreement to foreclose on the property securing the relevant indebtedness; or (iv) prevent us from making debt service payments on certain of our other indebtedness, any of which would have a material adverse effect on our business, financial condition, results of operations or cash flows. In many cases, a default under one of our debt, mortgage, or other agreements, could trigger cross-default provisions in one or more of our other debt or mortgage agreements. There can be no assurance that our creditors would agree to an amendment or waiver of our covenants. In the event we obtain an amendment or waiver, we would likely incur additional fees and higher interest expense.

In addition to the financial and other covenants contained in our various debt or mortgage agreements, certain of our lease agreements contain covenants that give our landlords the right to terminate the lease, seek significant cash damages, or evict us from the applicable property, if we fail to comply. Similarly, our failure to comply with any financial or other covenants in any of our framework agreements, would give the relevant manufacturer certain rights, including the right to reject proposed acquisitions, and may give it the right to repurchase its franchises from us. Events that give rise to such rights, and our inability to acquire additional dealerships or the requirement that we sell one or more of our dealerships at any time, could inhibit the growth of our business, and could have a material adverse effect on our business, financial condition, results of operations and cash flows. Manufacturers may also have the right to restrict our ability to provide guarantees of our operating companies, pledges of the capital stock of our subsidiaries and liens on our assets, which could materially adversely affect our ability to obtain financing for our business and operations on favorable terms or at desired levels, if at all.

The occurrence of any one of these events may limit our ability to take strategic actions that would otherwise enable us to manage our business, in a manner in which we otherwise would, absent such limitations, which could materially adversely affect our business, financial condition, results of operations and cash flows.

Our business, financial condition and results of operations may be materially adversely affected by increases in interest rates.

We generally finance our purchases of new vehicle inventory, have the ability to finance the purchases of used vehicle inventory, and have the availability to borrow funds for working capital under our senior secured credit facilities that charge interest at variable rates. Therefore, our interest expense from variable rate debt will rise with increases in interest rates. In addition, a significant rise in interest rates may also have the effect of depressing demand in the interest rate sensitive aspects of our business, particularly new and used vehicle sales and the related profit margins and F&I revenue per vehicle, because most of our customers finance their vehicle purchases. As a result, rising interest rates may have the effect of simultaneously increasing our capital costs and reducing our revenues. Given our variable interest rate debt and floor plan notes payable outstanding as of June 30, 2020, each one percent increase in market interest rates would increase our total annual interest expense by as much as $9.3 million. When considered in connection with reduced expected sales as and if interest rates increase, any such increase could materially adversely affect our business, financial condition and results of operations.

Our vehicle sales, financial condition and results of operations may be materially adversely affected by changes in costs or availability of consumer financing.

The majority of vehicles purchased by our customers are financed. Reductions in the availability of credit to consumers have contributed to declines in our vehicle sales in past periods. Reductions in available consumer credit or increased costs of that credit, could result in a decline in our vehicle sales, which would have a material adverse effect on our financial condition and results of operations.

Lenders that have historically provided financing to those buyers who, for various reasons, do not have access to traditional financing, including those buyers who have a poor credit history or lack the down payment necessary to purchase a vehicle, are often referred to as subprime lenders. If market conditions cause subprime lenders to tighten credit standards, or if interest rates increase, the ability to obtain financing from subprime lenders for these consumers to purchase vehicles could become limited, resulting in a decline in our vehicle sales, which in turn, could have a material adverse effect on our financial condition and results of operations.

Substantial competition in automobile sales and services may have a material adverse effect on our results of operations.

The automotive retail and service industry is highly competitive with respect to price, service, location, and selection. Our competition includes: (i) franchised automobile dealerships in our markets that sell the same or similar new and used vehicles; (ii) privately negotiated sales of used vehicles; (iii) other used vehicle retailers, including regional and national vehicle rental companies; (iv) internet-based used vehicle brokers that sell used vehicles to consumers; (v) service center and parts supply chain stores; and (vi) independent service and repair shops.

We do not have any cost advantage over other retailers in purchasing new vehicles from manufacturers. We typically rely on our advertising, merchandising, sales expertise, service reputation, strong local branding and dealership location to sell new vehicles. Because our dealer agreements only grant us a non-exclusive right to sell a manufacturer’s product within a specified market area, our revenues, gross profit and overall profitability may be materially adversely affected if competing dealerships expand their market share. Further, our vehicle manufacturers may decide to award additional franchises in our markets in ways that negatively impact our sales.

The internet has become a significant part of the advertising and sales process in our industry. Customers are using the internet to shop, and compare prices, for new and used vehicles, automotive repair and maintenance services, finance and insurance products and other automotive products. If we are unable to effectively use the internet to attract customers to our own on-line channels and mobile applications, and, in turn, to our stores, our business, financial condition, results of operations and cash flows could be materially adversely affected. Additionally, the growing use of social media by consumers increases the speed and extent that information and opinions can be shared, and negative posts or comments on social media about us or any of our stores, could damage our reputation and brand names, which could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Additionally, if one or more companies are permitted to circumvent the state franchise laws of several states in the United States thereby permitting them to sell their new vehicles without the requirements of establishing a dealer-network, they may be able to have a competitive advantage over the traditional dealers, which could have a material adverse effect on our sales in those states.

We are dependent upon our relationships with the manufacturers of vehicles that we sell and are subject to restrictions imposed by, and significant influence from, these vehicle manufacturers. Any of these restrictions or any changes or deterioration of these relationships could have a material adverse effect on our business, financial condition, results of operations and cash flows.

We are dependent on our relationships with the manufacturers of the vehicles we sell, which have the ability to exercise a great deal of control and influence over our day-to-day operations, as a result of the terms of our dealer, framework and related agreements. We may obtain new vehicles from manufacturers, service vehicles, sell new vehicles and display vehicle manufacturers’ trademarks only to the extent permitted under these agreements. The terms of these agreements may conflict with our interests and objectives and may impose limitations on key aspects of our operations, including acquisition strategy and capital spending.

For example, manufacturers can set performance standards with respect to sales volume, sales effectiveness and customer satisfaction, and require us to obtain manufacturer consent before we can acquire dealerships selling a manufacturer’s automobiles. From time to time, we may be precluded under agreements with certain manufacturers from acquiring additional franchises, or subject to other adverse actions, to the extent we are not meeting certain performance criteria at our existing stores (with respect to matters such as sales volume, customer satisfaction and sales effectiveness) until our performance improves in accordance with the agreements, subject to applicable state franchise laws. In addition, many vehicle manufacturers place limits on the total number of franchises that any group of affiliated dealerships may own and certain manufacturers place limits on the number of franchises or share of total brand vehicle sales that may be maintained by an affiliated dealership group on a national, regional or local basis, as well as limits on store ownership in contiguous markets. If we reach any of these limits, we may be prevented from making further acquisitions, or we may be required to dispose of certain dealerships, which could adversely affect our future growth. We cannot provide assurance that manufacturers will approve future acquisitions timely, if at all, which could significantly impair the execution of our acquisition strategy.

In addition, certain manufacturers use a dealership’s manufacturer-determined customer satisfaction index (“CSI”) score as a factor governing participation in incentive programs. To the extent we do not meet minimum score requirements, our future payments may be materially reduced or we may be precluded from receiving certain incentives, which could materially adversely affect our business, financial condition, results of operations and cash flows.

Manufacturers also typically establish facilities and minimum capital requirements for dealerships on a case-by-case basis. In certain circumstances, including as a condition to obtaining consent to a proposed acquisition, a manufacturer may require us to remodel, upgrade or move our facilities, and capitalize the subject dealership at levels we would not otherwise choose to fund, causing us to divert our financial resources away from uses that management believes may be of higher long-term value to us. Delays in obtaining, or failing to obtain, manufacturer consent, would impede our ability to execute acquisitions that we believe would integrate well with our overall strategy and limit our ability to expand our business.

Manufacturers can also establish new franchises or relocate existing franchises, subject to applicable state franchise laws. The establishment or relocation of franchises in our markets could have a material adverse effect on the business, financial condition and results of operations of our dealerships in the market in which the action is taken.

Manufacturers may also limit our ability to divest one or more of our dealerships in a timely manner or at all. Most of our dealer agreements provide the manufacturer with a right of first refusal to purchase any of the manufacturer’s franchises we seek to sell. Divestitures may also require manufacturer consent and failure to obtain consent would require us to find another potential buyer or wait until the buyer is able to meet the requirements of the manufacturer. A delay in the sale of a dealership could have a negative impact on our business, financial condition, results of operations, and cash flows.

Manufacturers may terminate or may not renew our dealer and framework agreements, or may compel us to divest our dealerships, for a number of reasons, including default under the agreement, any unapproved change of control (which specific changes vary from manufacturer to manufacturer, but which include material changes in the composition of our Board of Directors during a specified time period, the acquisition of 5% or more of our voting stock by another vehicle manufacturer or distributor, the acquisition of 20% or more of our voting stock by third parties, and the acquisition of an ownership interest sufficient to direct or influence management and policies), or certain other unapproved events (including certain extraordinary corporate transactions such as a merger or sale of all or substantially all of our assets). Triggers of these clauses are often based upon actions by our stockholders and are generally outside of our control. Restrictions on any unapproved changes of ownership or management may adversely impact our value, as they may prevent or deter prospective acquirers from gaining control of us. In addition, actions taken by a manufacturer to exploit its bargaining position in negotiating the terms of renewals of franchise agreements or otherwise, could also have a material adverse effect on our revenues and profitability.

There can be no assurances that we will be able to renew our dealer and framework agreements on a timely basis, on acceptable terms, or at all. Our business, financial condition and results of operations may be materially adversely affected to the extent that our rights become compromised or our operations are restricted due to the terms of our dealer or framework agreements or if we lose franchises representing a significant percentage of our revenues due to termination or failure to renew such agreements.

If vehicle manufacturers reduce or discontinue sales incentive, warranty or other promotional programs, our financial condition, results of operations and cash flows may be materially adversely affected.

We benefit from certain sales incentive, warranty, and other promotional programs of vehicle manufacturers that are intended to promote and support their respective new vehicle sales. Key incentive programs include: (i) customer rebates on new vehicles; (ii) dealer incentives on new vehicles; (iii) special financing or leasing terms; (iv) warranties on new and used vehicles; and (v) sponsorship of used vehicle sales by authorized new vehicle dealers.

Vehicle manufacturers often make many changes to their incentive programs. Any reduction or discontinuation of manufacturers’ incentive programs for any reason, including a supply and demand imbalance, may reduce our sales volume which, in turn, could have a material adverse effect on our results of operations, cash flows, and financial condition.

If state laws that protect automotive retailers are repealed, weakened, or superseded by our framework agreements with manufacturers, our dealerships will be more susceptible to termination, non-renewal, or renegotiation of their dealer agreements, which could have a material adverse effect on our business, results of operations and financial condition.

Applicable state laws generally provide that an automobile manufacturer may not terminate or refuse to renew a dealer agreement unless it has first provided the dealer with written notice setting forth “good cause” and stating the grounds for termination or non-renewal. Some state laws allow dealers to file protests or petitions or allow them to attempt to comply with the manufacturer’s criteria within a notice period to avoid the termination or non-renewal. Our framework agreements with certain manufacturers contain provisions that, among other things, attempt to limit the protections available to dealers under these laws, and, though unsuccessful to date, manufacturers’ ongoing lobbying efforts may lead to the repeal or revision of these laws. If these laws are repealed in the states in which we operate, manufacturers may be able to terminate our franchises without providing advance notice, an opportunity to cure or a showing of good cause. Without the protection of these state laws, it may also be more difficult for us to renew our dealer agreements upon expiration. Changes in laws that provide manufacturers the ability to terminate our dealer agreements could materially adversely affect our business, financial condition and results of operations. Furthermore, if a manufacturer seeks protection from creditors in bankruptcy, courts have held that the federal bankruptcy laws may supersede the state laws that protect automotive retailers resulting in either the termination, non-renewal or rejection of franchises by such manufacturers, which, in turn, could materially adversely affect our business, financial condition and results of operations.

A failure of any of our information systems or those of our third-party service providers, or a data security breach with regard to personally identifiable information (“PII”) about our customers or employees, could have a material adverse effect on our business, results of operations, financial condition and cash flows.

We depend on the efficient operation of our information systems and those of our third-party service providers. We rely on information systems at our dealerships in all aspects of our sales and service efforts, as well in the preparation of our consolidated financial and operating data. All of our dealerships currently operate on a common dealer management system (“DMS”). Our business could be significantly disrupted if (i) the DMS fails to integrate with other third-party information systems, customer relations management tools or other software, or to the extent any of these systems become unavailable to us or fail to perform as designed for an extended period of time or (ii) our relationship with our DMS provider or any other third-party provider deteriorates. Additionally, any disruption to access and connectivity of our information systems due to natural disasters, power loss or other reasons could disrupt our business operations, impact sales and results of operations, expose us to customer or third-party claims, or result in adverse publicity.

Additionally, in the ordinary course of business, we and our partners receive significant PII about our customers in order to complete the sale or service of a vehicle and related products. We also receive PII from our employees. The regulatory environment surrounding information security and privacy is increasingly demanding, with numerous state and federal regulations, as well as payment card industry and other vendor standards, governing the collection and maintenance of PII from consumers and other individuals. We believe the automotive dealership industry is a particular target of identity thieves, as there are numerous opportunities for a data security breach, including cyber-security breaches, burglary, lost or misplaced data, scams, or misappropriation of data by employees, vendors or unaffiliated third parties. Because of the increasing number and sophistication of cyber-attacks, and despite the security measures we have in place and any additional measures we may implement or adopt in the future, our facilities and systems, and those of our third-party service providers, could be vulnerable to security breaches, computer viruses, lost or misplaced data, programming errors, scams, burglary, human errors, acts of vandalism and/or other events. Alleged or actual data security breaches can increase costs of doing business, negatively affect customer satisfaction and loyalty, expose us to negative publicity, individual claims or consumer class actions, administrative, civil or criminal investigations or actions, and infringe on proprietary information, any of which could have a material adverse effect on our business, financial condition, results of operations or cash flows.

Our operations are subject to extensive governmental laws and regulations. If we are found to be in purported violation of or subject to liabilities under any of these laws or regulations, or if new laws or regulations are enacted that adversely affect our operations, our business, results of operations, financial condition, cash flows, reputation and prospects could suffer.

The automotive retail industry, including our facilities and operations, is subject to a wide range of federal, state, and local laws and regulations, such as those relating to motor vehicle sales, retail installment sales, leasing, finance and insurance, marketing, licensing, consumer protection, consumer privacy, escheatment, anti-money laundering, environmental, vehicle emissions and fuel economy, and health and safety. In addition, with respect to employment practices, we are subject to various laws and regulations, including complex federal, state, and local wage and hour and anti-discrimination laws. The violation of the laws or regulations to which we are subject could result in administrative, civil, or criminal sanctions against us, which may include a cease and desist order against the subject operations or even revocation or suspension of our license to operate the subject business, as well as significant fines and penalties. Violation of certain laws and regulations to which we are subject may also subject us to consumer class action or other lawsuits or governmental investigations and adverse publicity. We currently devote significant resources to comply with applicable federal, state, and local regulation of health, safety, environmental, zoning and land use regulations, and we may need to spend additional time, effort, and money to keep our operations and existing or acquired facilities in compliance therewith.

In addition, there is a risk that our employees could engage in misconduct that violates the laws or regulations to which we are subject. It is not always possible to detect or deter employee misconduct, and the precautions we take to detect and prevent this activity may not be effective in all cases. If any of our employees were to engage in misconduct or were to be accused of such misconduct, our business and reputation could be adversely affected.

The Dodd-Frank Act, which was signed into law on July 21, 2010, established the Consumer Financial Protection Bureau (“CFPB”), an independent federal agency funded by the United States Federal Reserve with broad regulatory powers and limited oversight from the United States Congress. Although automotive dealers are generally excluded, the Dodd-Frank Act could lead to additional, indirect regulation of automotive dealers, in particular, their sale and marketing of finance and insurance products, through its regulation of automotive finance companies and other financial institutions. In addition, the CFPB possesses supervisory authority with respect to certain non-bank lenders, including automotive finance companies, participating in automotive financing. The Dodd-Frank Act also provided the Federal Trade Commission (“FTC”) with new and expanded authority regarding automotive dealers. Since then, the FTC has been gathering information on consumer protection issues through roundtables, public comments and consumer surveys. The FTC may exercise its additional rule-making authority to expand consumer protection regulations relating to the sale, financing and leasing of motor vehicles. In 2014, the FTC implemented an enforcement initiative relating to the advertising practices of automotive dealers. In connection therewith, in May 2016, we signed a consent order with the FTC to settle allegations that in certain instances our advertisements did not adequately disclose information about used vehicles with open safety recalls. Under the consent order, we did not agree to make any payments or admit wrong-doing, but we did agree to make certain disclosures in marketing materials and at the point of sale and comply with certain record-keeping obligations.

Continued pressure from the CFPB, FTC, and other federal agencies could lead to significant changes in the manner that dealers are compensated for arranging customer financing, and while it is difficult to predict how any such changes might impact us, any adverse changes could have a material adverse impact on our finance and insurance business and results of operations. Furthermore, we expect that new laws and regulations, particularly at the federal level, in other areas may be enacted, which could also materially adversely impact our business.

Environmental laws and regulations govern, among other things, discharges into the air and water, storage of petroleum substances and chemicals, the handling and disposal of solid and hazardous wastes, investigation and remediation of contamination. Similar to many of our competitors, we have incurred and expect to continue to incur capital and operating expenditures and other costs to comply with such federal and state statutes. In addition, we may become subject to broad liabilities arising out of contamination at our currently and formerly owned or operated facilities, at locations to which hazardous substances were transported from such facilities, and at such locations related to entities formerly affiliated with us. For such potential liabilities, we believe we are entitled to indemnification from other entities. However, we cannot provide assurance that such entities will view their obligations as we do or will be able or willing to satisfy them. We may have indemnity obligations for liabilities relating to contamination at our currently or formerly owned and/or operated facilities as part of the acquisition or divestiture of certain properties in the ordinary course of business. Failure to comply with applicable laws and regulations, or significant additional expenditures required to maintain compliance therewith, could have a material adverse effect on our business, results of operations, financial condition or cash flows.

A significant judgment against us or the imposition of a significant fine could have a material adverse effect on our business, financial condition and future prospects. We further expect that, from time to time, new laws and regulations, particularly in the environmental area will be enacted, and compliance with such laws, or penalties for failure to comply, could significantly increase our costs. For example, vehicle manufacturers are subject to government-mandated fuel economy and greenhouse gas emission standards, which continue to change and become more stringent over time. Specifically, vehicle manufacturers are subject to corporate average fuel economy standards (“CAFE”) for passenger cars and light trucks. Failure of a manufacturer to develop passenger vehicles and light trucks that meet CAFE and/or greenhouse gas emission standards could subject the manufacturer to substantial penalties, increase the cost of vehicles sold to us, and adversely affect our ability to market and sell vehicles to meet consumer needs and desires, which could have a material adverse effect on our business, results of operations, financial condition or cash flows.

We are subject to risks related to the provision of employee health care benefits, which could have a material adverse effect on our business, results of operations, financial condition and cash flows.

We use a combination of insurance and self-insurance for health care plans. We record expenses under those plans based on estimates of the costs of expected claims, administrative costs, stop-loss insurance premiums, and expected health care trends. Actual costs under these plans are subject to variability that is dependent upon participant enrollment, demographics and the actual costs of claims made. Negative trends in any of these areas could cause us to incur additional unplanned health care costs, which could adversely impact our business, financial condition, results of operations and cash flows. In addition, if enrollment in our health care plans increases significantly, the additional costs that we will incur may be significant enough to materially affect our business, financial condition, results of operations and cash flows.

We are, and expect to continue to be, subject to legal and administrative proceedings, which, if the outcomes are adverse to us, could have a material adverse effect on our business, results of operations, financial condition, cash flows, reputation and prospects.

We are involved and expect to continue to be involved in numerous legal proceedings arising out of the conduct of our business, including litigation with customers, employment-related lawsuits, class actions, purported class actions and actions brought by governmental authorities. We do not believe that the ultimate resolution of any known matters will have a material adverse effect on our business, reputation, financial condition, results of operations, cash flows or prospects. However, the results of these matters cannot be predicted with certainty, and an unfavorable resolution of one or more of these matters could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Property loss or other uninsured liabilities could have a material adverse impact on our results of operations.

We are subject to substantial risk of property loss due to the significant concentration of property at dealership locations, including vehicles and parts. We have historically experienced business interruptions from time to time at several of our dealerships, due to actual or threatened adverse weather conditions or natural disasters, such as hurricanes, tornadoes, floods, hail storms or other extraordinary events. Concentration of property at dealership locations also makes the automotive retail business particularly vulnerable to theft, fraud and misappropriation of assets. Illegal or unethical conduct by employees, customers, vendors, and unaffiliated third parties can result in loss of assets, disrupt operations, impact brand reputation, jeopardize manufacturer and other relationships, result in the imposition of fines or penalties, and subject us to governmental investigations or lawsuits. While we maintain insurance to protect against a number of losses, this insurance coverage often contains significant deductibles. In addition, we “self-insure” a portion of our potential liabilities, meaning we do not carry insurance from a third-party for such liabilities, and are wholly responsible for any related losses including for certain potential liabilities that some states prohibit the maintenance of insurance to protect against. In certain instances, our insurance may not fully cover a loss depending on the applicable deductible or the magnitude and nature of the claim. Additionally, changes in the cost or availability of insurance in the future could substantially increase our costs to maintain our current level of coverage or could cause us to reduce our insurance coverage and increase our self-insured risks. To the extent we incur significant additional costs for insurance, suffer losses that are not covered by in-force insurance or suffer losses for which we are self-insured, our financial condition, results of operations or cash flows could be materially adversely impacted.

A decline in our credit rating or a general disruption in the credit markets could negatively impact our liquidity and ability to conduct our operations.

A deterioration of our credit rating, or a general disruption in the credit markets, could limit our ability to obtain credit on terms acceptable to us, or at all. In addition, uncertain economic conditions or the re-pricing of certain credit risks may make it more difficult for us to obtain one or more types of funding in the amounts, or at rates considered acceptable to us, at any given time. Our inability to access necessary or desirable funding, or to enter into certain related transactions, at times and at costs deemed appropriate by us, could have a negative impact on our liquidity and our ability to conduct our operations. Any of these developments could also reduce the ability or willingness of the financial institutions that have extended credit commitments to us, or that have entered into hedge or similar transactions with us, to fulfill their obligations to us, which also could have a material adverse effect on our liquidity and our ability to conduct our operations.

We are subject to risks associated with imported product restrictions or limitations, foreign trade and currency valuations.

Our business involves the sale of vehicles, parts or vehicles composed of parts that are manufactured outside the United States. As a result, our operations are subject to risks of doing business outside of the United States and importing merchandise, including import duties, exchange rates, trade restrictions, work stoppages, natural or man-made disasters, and general political and socio-economic conditions in other countries. The United States or the countries from which our products are imported may, from time to time, impose new quotas, duties, tariffs or other restrictions or limitations, or adjust presently prevailing quotas, duties or tariffs. The imposition of new, or adjustments to prevailing, quotas, duties, tariffs or other restrictions or limitations could have a material adverse effect on our business, financial condition, results of operations and cash flows. Relative weakness of the U.S. dollar against foreign currencies in the future may result in an increase in costs to us and in the retail price of such vehicles or parts, which could discourage consumers from purchasing such vehicles and adversely impact our revenues and profitability.

If we are unable to acquire and successfully integrate additional dealerships into our business, our revenue and earnings growth may be adversely affected.

We believe that the automotive retailing industry is a mature industry whose sales are significantly impacted by the prevailing economic climate, both nationally and in local markets. Accordingly, we believe that our future growth depends in part on our ability to manage expansion, control costs in our operations and acquire and effectively integrate acquired dealerships into our organization. When seeking to acquire other dealerships, we often compete with several other national, regional and local dealership groups, and other strategic and financial buyers, some of which may have greater financial resources than us. Competition for attractive acquisition targets may result in fewer acquisition opportunities for us and we may have to forgo acquisition opportunities to the extent we cannot negotiate such acquisitions on acceptable terms.

We also face additional risks commonly encountered with growth through acquisitions. These risks include, but are not limited to: (i) failing to obtain manufacturers’ consents to acquisitions of additional franchises; (ii) incurring significant transaction-related costs for both completed and failed acquisitions; (iii) incurring significantly higher capital expenditures and operating expenses; (iv) failing to integrate the operations and personnel of the acquired dealerships and impairing relationships with employees; (v) incorrectly valuing entities to be acquired or incurring undisclosed liabilities at acquired dealerships; (vi) disrupting our ongoing business and diverting our management resources to newly acquired dealerships; (vii) failing to achieve expected performance levels; and (viii) impairing relationships with manufacturers and customers as a result of changes in management.

We may not adequately anticipate all the demands that our growth will impose on our personnel, procedures and structures, including our financial and reporting control systems, data processing systems, and management structure. Moreover, our failure to retain qualified management personnel at any acquired dealership may increase the risks associated with integrating the acquired dealership. If we cannot adequately anticipate and respond to these demands, we may fail to realize acquisition synergies and our resources will be focused on incorporating new operations into our structure rather than on areas that may be more profitable.

We are a holding company and as a result are dependent on our operating subsidiaries to generate sufficient cash and distribute cash to us to service our indebtedness and fund our ongoing operations.

Our ability to make payments on our indebtedness and fund our ongoing operations depends on our operating subsidiaries’ ability to generate cash in the future and distribute that cash to us. It is possible that our subsidiaries may not generate cash from operations in an amount sufficient to enable us to service our indebtedness. In addition, many of our subsidiaries are required to comply with the provisions of franchise agreements, dealer agreements, other agreements with manufacturers, mortgages, and credit facility providers. Many of these agreements contain minimum working capital or net worth requirements, and are subject to change at least annually. Although the requirements contained in these agreements did not restrict our subsidiaries from distributing cash to us as of June 30, 2020, unexpected changes to our financial metrics or to the terms of our franchise agreements, dealer agreements or other agreements with manufacturers could require us to alter the manner in which we distribute or use cash. If our operating subsidiaries are unable to generate and distribute sufficient cash to us to service our indebtedness and fund our ongoing operations, our financial condition may be materially adversely affected.

Goodwill and manufacturer franchise rights comprise a significant portion of our total assets. We must test our goodwill and manufacturer franchise rights for impairment at least annually, which could result in a material, non-cash write-down of goodwill or manufacturer franchise rights and could have a material adverse effect on our results of operations and stockholders’ equity.

Our principal intangible assets are goodwill and our rights under our franchise agreements with vehicle manufacturers. Goodwill and indefinite-lived intangible assets, including manufacturer franchise rights, are subject to impairment assessments at least annually (or more frequently when events or changes in circumstances indicate that an impairment may have occurred), by applying a qualitative or quantitative assessment. A decrease in our market capitalization or profitability increases the risk of goodwill impairment. The fair value of our manufacturer franchise rights is determined by discounting a sub-set of the projected cash flows at a dealership that we attribute to the value of the franchise. Changes to the business mix or declining cash flows in a dealership increase the risk of impairment. During the years ended December 31, 2019 and 2018, we recognized $7.1 million and $3.7 million, respectively, in pre-tax non-cash impairment charges associated with manufacturer franchise rights recorded at certain dealerships. During the first quarter of 2020, we recorded a $23.0 million non-cash impairment charge related to our intangible manufacturer franchise rights. We may be required to record additional impairment charges if the COVID-19 global pandemic continues. We cannot accurately predict the amount and timing of any additional impairment charge at this time; however, any such impairment charge could have an adverse effect on our results of operations and stockholders’ equity.

Technological advances, including increases in ride sharing applications, electric vehicles and autonomous vehicles in the long-term could have a material adverse effect on our business.

The automotive industry is predicted to experience change over the long-term. Shared vehicle services such as Uber and Lyft provide consumers with increased choice in their personal mobility options. The effect of these and similar mobility options on the retail automotive industry is uncertain, and may include lower levels of new vehicles sales. In addition, technological advances are facilitating the development of driverless vehicles. The eventual timing of widespread availability of driverless vehicles is uncertain due to regulatory requirements, additional technological requirements, and uncertain consumer acceptance of these vehicles. The effect of driverless vehicles on the automotive retail industry is uncertain and could include changes in the level of new and used vehicles sales, the price of new vehicles, and the role of franchised dealers, any of which could materially adversely affect our business, financial condition and results of operations. The widespread adoption of electric and battery powered vehicles also could have a material adverse effect on the profitability of our parts and service business.

This offering memorandum includes certain financial information prepared by Park Place that has not been independently verified by us.

The financial information as of and for the year ended December 31, 2019 and as of and for the six months ended June 30, 2019 and 2020, respectively, attributable to Park Place is based on good faith estimates of Asbury management derived entirely from financial information provided by the management of Park Place acquired in the due diligence process prior to our ownership and control thereof. Accordingly, although we believe such information to be accurate, such information cannot be independently verified by our management, nor has such information been audited by our auditors. We cannot assure you that such financial information of Park Place for the year ended December 31, 2019 and as of and for the six months ended June 30, 2019 and 2020, respectively, would not be materially different if such information was audited by our auditors or independently verified by our management. See “Offering Memorandum Summary—Summary Historical Consolidated Financial Information of Park Place.”

The pro forma financial information in this offering memorandum may not be reflective of our operating results and financial condition following the Acquisition.

The pro forma financial information included in this offering memorandum is derived from our and Park Place’s historical audited and unaudited financial statements. We prepared the pro forma information based upon available information and assumptions and estimates that we believe are reasonable. This pro forma information may not necessarily reflect what our results of operations and financial position would have been had the Acquisition occurred during the periods presented or what our results of operations and financial position will be in the future. For example, the financing, integration, restructuring and transaction costs related to the Acquisition could be higher or lower than currently estimated. In addition, our customers may not buy products or services from us following completion of the Acquisition in the expected amounts, and as a result, our revenue could materially decline or any anticipated increases in our revenue could be lower than expected.